[ASTRALIS LOGO]

NEWS RELEASE for November 15, 2004 at 4:35 PM EDT

Contact: Allen & Caron Inc
         Michael Lucarelli (investors)
         212 691 8087
         Brian Kennedy (media)
         212 691 8087
         brian@allencaron.com

Peter Golikov, Interim Chief Executive Officer                 +1 (973) 227-7168
Mike Garone, Interim Chief Financial Officer
Lindsay Ronan, Finance and Administration
Email: info@astralisltd.com

         ASTRALIS LTD REPORTS THIRD QUARTER AND NINE MONTH 2004 RESULTS

Fairfield, NJ, November 15, 2004 -- Astralis Ltd. (OTCBB: ASTR) a development-stage biotechnology company engaged primarily in the R&D of treatments for immune system disorders and skin diseases announced results today for the third quarter and nine months of 2004. For the three months ended September 30, 2004, the Company recorded a net loss of $1.6 million to common stockholders, or $0.02 per share. For the nine months ended September 30, 2004, the Company recorded a net loss of $16.0 million to common stockholders, or $0.23 per share. A one-time preferred stock dividend, related to the conversion into common stock of our Series A Preferred Stock, owned by SkyePharma PLC, accounts for $10.75 million of the net loss for the nine month period. The Company, which is a development stage entity, had no revenue during this period. Total shareholders' equity as of September 30, 2004, was $6.4 million and the Company had total cash and marketable securities of $2.9 million as of March 31, 2004.

Research and development expenses were $1.3 million and $3.8 million for the third quarter and nine month period, respectively. These amounts included costs incurred in connection with the Phase I and Phase II clinical trials for Psoraxine(R), the Company's first drug candidate, as well as the amortization expense of $0.43 million for previous payments to a related third party for regulatory and development services pursuant to a Service Agreement signed in December 2001. Psoraxine(R) is a protein-based therapy that is believed to act as an immunostimulator, rather than an immunosuppressor. The Company is currently conducting Phase II clinical trials in patients with moderate to severe psoriasis in 10 sites throughout the United States.

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Astralis Ltd Reports Third Quarter And Nine Month 2004 Results

This press release may contain forward-looking statements regarding Astralis Ltd. Actual results may differ materially from those described in the press release as a result of a number of factors, including but not limited to the following: There can be no assurance that Psoraxine(R) will be successfully developed or manufactured, or that final results of human clinical trials will result in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of this product will be achieved. Astralis will continue its research and development effort to the extent that we do not experience any cash shortfalls, adverse developments in our drug development or competitive or other impediments that an early stage company in our industry may face. Astralis Ltd undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances after the date of this release.

Astralis Ltd.

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                                  Astralis Ltd.
                          (A Development Stage Entity)
             Selected Statement of Operation Information (Unaudited)
                      January 1, 2004 to September 30, 2004

Revenues                                                           $         --

Total Operating Expenses                                              5,282,199

Loss from Operations                                               ($ 5,282,199)

Other Income

     Investment Income                                             $     28,454

Net Loss to Common Stockholder                                     $(16,003,745)

     Basic and diluted loss per common share                       $      (0.23)

Fairfield, NJ-based Astralis is a development-stage biotechnology company engaged in the research and development of novel treatments for immune system disorders and skin diseases. The Company's current activities focus on the development of a product candidate named Psoraxine(R) - now in Phase II clinical trials - for the treatment of psoriasis. Psoraxine is a proprietary protein biologic with a mechanism of action that is believed to be based on immuno-stimulation. Astralis is also engaged in research on the possible development of the technology underling Psoraxine for the treatment of other indications, such as psoriatic arthritis, leishmaniasis, papilloma, eczema, seborrheic dermatitis, and rheumatoid arthritis . For more information, visit Astralis' web site at www.astralisltd.com

Psoriasis. Psoriasis is a chronic, genetically based remitting and relapsing scaly and inflammatory skin disorder that affects approximately 3% of the world's population. Psoriasis symptoms result from the overproduction of skin by blood cells associated with the immune system. These blood cells are over-stimulated and act as though the skin was damaged, manufacturing skin cells at a much faster rate than is required by undamaged skin. The overproduction of skin can cause everything from itchy rash like patches to painful pustules and massive inflammation.